Resonant Inc. Provides Preliminary Full Year 2020 Financial Results, Revenues Increase Over 330% to a Record $3.2 Million

Austin, Texas - Feb. 09, 2021 --Resonant Inc. (NASDAQ: RESN), a provider of radio frequency (RF) filter intellectual property connecting People and Things, has provided preliminary unaudited financial and operational results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter and Full Year 2020 Preliminary Financial Results
Revenues for fiscal year 2020 are expected to be a record $3.2 million, an increase of over 330% compared to revenues of $0.7 million in 2019. Revenues in the fourth quarter of 2020 are expected to be $0.6 million, compared to $0.5 million in the same year-ago quarter.

Deferred revenues as of December 31, 2020 are expected to be $1.8 million and will be recognized over the balance of the respective contracts.

As of December 31, 2020, Resonant had cash and cash equivalents of approximately $25.0 million, which included $11.0 million of net proceeds from sales of equity under the Company's previously announced at-the-market (ATM) program.

Financial Guidance
Revenues in the first quarter of 2021 are expected to be in-line with revenues in the fourth quarter of 2020. For the full year of 2021, revenues are expected to be significantly greater than revenues in 2020.

Management Commentary
"We closed 2020 with several significant milestones, which included record revenues of approximately $3.2 million for the year," said George Holmes, Chairman and CEO of Resonant. "Customer shipments of RF filters designed with our technology increased to 6.9 million units in the fourth quarter of 2020, representing a year-over-year increase of over 200%. These fourth quarter unit volumes contributed to our previously announced milestone of Resonant's customers cumulatively shipping over 50 million RF filters to-date."

Holmes continued: "Our work with our strategic partner, the world's largest RF filter manufacturer, continues to progress and we are currently working together to build a commercial platform and high-volume manufacturing capabilities to bring our XBAR® 5G RF filters to market. As we enter 2021, with accelerating momentum with our customers, we find ourselves uniquely positioned to build notable market share for our innovative RF filter designs for ultra-fast, next generation networks with complex requirements, such as 5G and Wi-Fi."

About Resonant Inc.
Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN) software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity,

Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications.To learn more about Resonant, view the series of videos published on its website that explain Resonant's technologies and market positioning:

•Resonant Corporate Video
•ISN and XBAR: Speeding the Transition to 5G
•Expert Insights on Unlocking the Potential of 5G
•The Technology Enabling the Transition to 5G

For more information, please visit www.resonant.com. Resonant uses its website (https://www.resonant.com) and LinkedIn page (https://www.linkedin.com/company/resonant-inc-/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and Resonant may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the company’s website and its social media accounts in addition to following the company’s press releases, SEC filings, public conference calls, and webcasts.

About Resonant’s ISN® Technology
Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for less cost and less time than traditional approaches. ISN is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is seamless because its models speak the "fab language" of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others: the capabilities of our filter designs and software tools, and our partner’s target applications for our XBAR technology. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; our customers’ ability to sell products incorporating our designs to their OEM customers; changes in our expenditures and other uses of cash; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Greg Falesnik or Brooks Hamilton
MZ Group - MZ North America
(949) 259-4987
RESN@mzgroup.us
www.mzgroup.us